Exhibit 10(a)20

FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT (this “Agreement”) is made and entered into effective as of November 8, 2011 by and among Patriot National Bancorp, Inc., a Connecticut corporation, the “Company”, or the “Client”) and PNBK Sponsor LLC, a Delaware limited liability company (together with its successors, “Sponsor”).

WHEREAS, the Client have requested that Sponsor render financial and strategic advisory and other similar services to the Company during the term of this Agreement.

NOW, THEREFORE, in consideration of the services to be rendered by Sponsor to the Company, and to evidence the obligations of the Company to Sponsor and the mutual covenants herein contained, the Company hereby agrees with Sponsor as follows:

1. Retention. The Company hereby retains Sponsor to provide fmancial advisory services to the Company during the term of this Agreement. Such services will include:

(i)
Financial Analysis: Sponsor will manage the financial analysis and evaluation for any and all initiatives relating to: the issuance of any equity or debt securities of the Company, mergers, acquisitions, divestitures, tender offers, exchange offers, recapitalizations, restructurings, or any material change of ownership of the Company;

(ii)
Capital Raising: Sponsor will serve as lead outside adviser with respect to all initiatives relating to the raising of any additional capital for the Company and will report to the board on such initiatives; and

(iii)
Strategic Initiatives: Sponsor will work with the Company’s management and board of directors to evaluate and make recommendations regarding strategic initiatives determined by the Company. Such initiatives will include: (i) identifying, originating, and evaluating merger, acquisition and divestiture opportunities; and (ii) leading the negotiations and structuring of any merger, acquisition, divestiture, tender offer, exchange offer, recapitalization or material change in ownership of the Company.

With respect to the foregoing, any issuance of securities, merger, acquisition, divestiture (in whole or in part), tender offer, exchange offer or recapitalization consummated between the Company and any other person or entity is herein defined as a “Financial Transaction”).

2.  Compensation. At closing of any Financial Transaction, the Company shall pay Sponsor a cash success fee based upon the aggregate Transaction Value and calculated pursuant to Exhibit 2 attached hereto. As used herein, the term “Transaction Value” means the aggregate amount of consideration with respect to a Financial Transaction, whether in the form of cash, securities, assets or any other instrument including, without limitation, any acquisition debt incurred, issued and/or assumed in connection with the applicable Financial Transaction.

3. Term. The term of this Agreement shall continue for three years from the date hereof and shall automatically renew every three years for a subsequent three year term, unless terminated in writing by either party during the period which is not more than 30 days prior to the renewal date. Any obligation of the Client to pay any fees pursuant to Section 3 hereof as compensation for services provided during the term of this agreement shall survive the expiration of such term or termination of this Agreement.

4. Reimbursement of Expenses. The Company agrees to promptly, and in no case more than 30 days, reimburse Sponsor for all its reasonable disbursements and out-of-pocket expenses incurred in connection with providing the services of this Agreement. Sponsor shall provide the Company with receipts and invoices containing detailed descriptions thereof prior to the Company’s reimbursement of expenses. Any expense exceeding $10,000 shall require the prior written approval by the Company.

5. Liability. None of the Sponsor, any of its affiliates nor their respective members, managers, partners, directors, officers, employees, agents or controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended) (collectively, the “Sponsor Group”) shall be liable to the Company or their affiliates for any claims, losses, liabilities, damages or expenses (collectively, a “Loss”) arising out of or in connection with the performance of services contemplated by this Agreement, unless, and only to the extent that, such Loss is determined by a court in a final order from which no appeal can be taken, has resulted solely from the gross negligence or willful misconduct on the part of such member of the Sponsor Group. Sponsor makes no representations or warranties, express or implied, in respect of the services provided or to be provided by the Sponsor Group. Except as Sponsor may otherwise agree in writing on or after the date hereof: (a) each member of the Sponsor Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (i) engage in the same or similar business activities or lines of business as the Client or their subsidiaries or affiliates, (ii) do business with any client, customer, supplier, lender or investor of, to or in the Client or their subsidiaries or affiliates and (iii) develop a strategic relationship with businesses that are and may be competitive or complementary with the Client or their subsidiaries or affiliates; (b) no member of the Sponsor Group shall be liable to the Client or their subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (c) in the event that any member of the Sponsor Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (i) the Client or any of their subsidiaries or affiliates, on the one hand, and (ii) any member of the Sponsor Group or any other person, on the other hand, no member of the Sponsor Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Client or their subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Client, their subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that any member of the Sponsor Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Client, their subsidiaries or any of their affiliates. Without limiting the foregoing, in the event that Sponsor or Client identifies an opportunity relating to a financial institution in Connecticut or the Metropolitan New York area, Client determines to pursue such opportunity and Sponsor declines to represent Client for any reason, then Client may pursue the opportunity without any obligation to pay Sponsor a fee under this Agreement. In no event will any of the parties hereto be liable to any other party hereto for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise). In no event shall the aggregate liability of the members of the Sponsor Group exceed the amount of fees actually received by Sponsor from Client pursuant to Section 2 hereof.

Sponsor will not provide any legal, accounting or tax-related advice or services to the Company pursuant to this Agreement.

This Section 5 does not relieve Sponsor Group of any obligations under applicable banking laws or regulation.

6. Indemnification. The Client jointly and severally shall indemnify and hold harmless each member of the Sponsor Group from and against any and all Losses incurred by such member of the Sponsor Group (including, without limitation, those arising out of a member of the Sponsor Group’s negligence and reasonable fees and disbursements of the respective member of the Sponsor Group’s counsel) which (a) are related to or arise out of (i) actions taken or omitted to be taken (including, without limitation, any untrue statements made or any statements omitted to be made) by any of the Client or (ii) actions taken or omitted to be taken by a member of the Sponsor Group with any Client’s consent or in conformity with any Client’s instructions or any Client’s actions or omissions or (b) are otherwise related to or arise out of Sponsor’s engagement by the Client, and will reimburse each member of the Sponsor Group for all costs and expenses, including, without limitation, fees and disbursements of any counsel to such member of the Sponsor Group, as they are incurred, in connection with investigating, preparing for, defending or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with Sponsor’s acting pursuant to Sponsor’s engagement, whether or not a member of the Sponsor Group is named as a party thereto and whether or not any liability results therefrom. None of the Client will, however, be responsible for any claims, liabilities, losses, damages or expenses pursuant to clause (b) of the preceding sentence that have resulted primarily from Sponsor’s bad faith, gross negligence or willful misconduct. The Client also agree that neither Sponsor nor any other member of the Sponsor Group shall have any liability to any Client for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages or expenses incurred by any Client that have resulted primarily from Sponsors’ bad faith, gross negligence or willful misconduct. The Client further agree that none of them will, without the prior written consent of Sponsor, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any member of the Sponsor Group is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Sponsor and each other member of the Sponsor Group hereunder from all liability arising out of such claim, action, suit or proceeding. EACH CLIENT HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF ADVISOR OR ANY OTHER MEMBER OF THE ADVISOR GROUP.

The foregoing right to indemnity shall be in addition to any rights that Sponsor and/or any other member of the Sponsor Group may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. Each Client hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought against Sponsor or any other member of the Sponsor Group.

It is understood that, in connection with Sponsor’s engagement, Sponsor may also be engaged to act for a Client or Client in one or more additional capacities, and that the terms of this engagement or any such additional engagements may be embodied in one or more separate written agreements. This indemnification shall apply to the engagement specified in the first paragraph hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

Each of the Client further understands and agrees that if Sponsor is asked to furnish any Client a fmancial opinion letter or act for any Client in any other formal capacity, such further action may be subject to a separate agreement containing provisions and terms to be mutually agreed upon.

7. Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of New York, excluding any choice-of-law provisions thereof. Each of the parties hereby (a) irrevocably submits to the exclusive jurisdiction of the United States Federal District Court for the Southern District of New York, sitting in New York City, New York, the United States of America, in the event such court has jurisdiction or, if such court does not have jurisdiction, to any district court sitting in the State of New York, the United States of America, for the purpose of any suit, action, or proceeding arising out of or relating to this Agreement, including any claims by any Indemnified Persons for indemnity pursuant to Section 6 hereof, (b) waives, and agrees not to assert in any such suit, action, or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, (ii) such suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such suit, action, or proceeding is improper and (c) expressly waives any requirement for the posting of a bond by the party bringing such suit, action, or proceeding. Each of the parties consents to process being served in any such suit, action, or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7 shall affect or limit any right to serve process in any other manner permitted by law.

8. Waiver of Fees. At any time, Sponsor in its sole discretion may elect to waive and accrue payment of any fees payable to Sponsor under this Agreement for such period of time as Sponsor elects.

9. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (other than with respect to the rights and obligations of Sponsor, which may be assigned to any one or more of its principals or affiliates) by any of the parties without the prior written consent of the other parties.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

11. Other Understandings. All discussions, understandings and agreements heretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the Agreement of the parties hereto.

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Exhibit 2 to Financial Advisory Agreement

Fee Schedule

3% for the first $50 million in Transaction Value; plus
2% for Transaction Value, if any, between $50 and $100 million; plus
1% for the portion of the Transaction Value, if any, over $100 million

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.